EXHIBIT 99

                                                         Rowan Companies, Inc.
News Release                                                                   2800 Post Oak Boulevard, Suite 5450
                                                      Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                      May 2,  2006

ROWAN ANNOUNCES REGULAR QUARTERLY DIVIDEND

HOUSTON, TEXAS -- Rowan Companies, Inc. (NYSE: RDC) announced today that its Board of Directors has declared a cash dividend of $.10 per share of Common Stock payable on May 26, 2006 to shareholders of record on May 12, 2006. The Company expects to pay a regular quarterly dividend of $.10 per share in the future.

Danny McNease, Chairman and Chief Executive Officer, commented, “We continue to be very optimistic about our business prospects. Most market fundamentals indicate that we have not seen the peak of this growth cycle and we expect our financial results to continue to improve. We believe this is the time to re-institute a regular quarterly dividend as a tangible way to reward our stockholders for the Company’s strong financial performance.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.